Exhibit 5

Boise Cascade Corporation
Legal Department

1111 West Jefferson Street PO Box 50 Boise, ID 83728
T 208 384 7704 F 208 384 4912
JWHolleran@BC.com

John W. Holleran
Senior Vice President
Human Resources and
General Counsel

May 15, 2003

Securities and Exchange Commission
Attention:  Division of Corporation Finance
450 Fifth Street, NW
Washington, DC 20549
Subject:	Common Stock Issuable Under the 2003 Boise Incentive and Performance Plan

Ladies and Gentlemen:

I am the Senior Vice President, Human Resources, and General Counsel of Boise Cascade Corporation, a Delaware corporation. In that capacity, I represent the company in connection with the preparation and filing with the SEC of a Registration Statement on Form S-8 relating to the registration of 2,200,000 shares of the company's common stock to be issued under the 2003 Boise Incentive and Performance Plan (the "BIPP"). I reviewed originals (or copies) of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers as I deemed it necessary to examine for the purpose of this opinion.

Based on the foregoing, it is my opinion that shares of common stock which are issued under the BIPP will, when sold, be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the references to me therein under the heading "Interests of Named Experts and Counsel." In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ J. W. Holleran

John W. Holleran

JWH:jas